Exhibit 99.1

Twilio Welcomes George Hu as Chief Operating Officer

SAN FRANCISCO — March 1, 2017 — Twilio Inc. (NYSE: TWLO), the leading cloud communications platform company, today announced that former Salesforce COO George Hu has joined the company as its chief operating officer, reporting to CEO Jeff Lawson. Hu will be responsible for Twilio’s overall operational execution and go-to-market activities.

“George helped build Salesforce into the leading cloud SaaS and platform company, growing it to more than $5 billion in revenue during his tenure,” said Jeff Lawson, Twilio co-founder, chairman and CEO. “I’m excited to have George’s operational expertise and go-to-market skills helping us reach Twilio’s next stage of growth.”

“I’m incredibly excited to join Jeff and the Twilio team in leading the transformation of communications in today’s API-driven world,” said Hu. “I see this as a massive opportunity that has the power to change how every company engages with its customers and employees, limited only by the imagination of developers and businesses in every industry and market globally.”

During his 13-year career at Salesforce, Hu served 4 years as chief operating officer where he owned all major shared operational functions for the company.  He also served in a variety of other management roles including vice president of product marketing, senior vice president of applications, executive vice president of products, and chief marketing officer. After leaving Salesforce at the end of 2014, Hu founded a workplace feedback startup called Peer that was acquired by Twitter in 2016.

Prior to joining salesforce.com, Hu held product management and strategic consulting roles at North Point Communications and Boston Consulting Group. He holds a bachelor’s degree in economics from Harvard College and a master’s degree in business administration from the Stanford Graduate School of Business. In 2010, Hu was named a Young Global Leader by the World Economic Forum.

Source: Twilio Inc.

About Twilio

Twilio’s mission is to fuel the future of communications. Developers and businesses use Twilio to make communications relevant and contextual by embedding messaging, voice and video capabilities directly into their software applications. Founded in 2008, Twilio has over 700 employees, with headquarters in San Francisco and other offices in Bogotá, Dublin, Hong Kong, London, Madrid, Malmö (Sweden), Mountain View, Munich, New York City, Singapore, and Tallinn (Estonia).